Exhibit 99.1

Genprex Announces $7.5 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

AUSTIN, Texas, July 19, 2023 /PRNewswire/ -- Genprex, Inc. ("Genprex" or the "Company") (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that it has entered into definitive agreements with healthcare-focused institutional investors for the sale and issuance of 7,425,744 shares of the Company’s common stock and warrants to purchase up to 7,425,744 shares of common stock at a combined offering price of $1.01 per share of common stock and accompanying warrant, in a registered direct offering priced at-the-market under the Nasdaq rules. The warrants have an exercise price of $0.885 per share, will become exercisable commencing the date of issuance, and will expire five years following the issuance date. The closing of the offering is expected to occur on or about July 21, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to Genprex from this offering are expected to be approximately $7.5 million, before deducting the placement agent’s fees and other offering expenses. Genprex intends to use the net proceeds from this offering for working capital and general corporate purposes.

A “shelf” registration statement (File Number 333-271386) relating to the offered securities was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2023 and was declared effective on June 9, 2023. The offering of the securities is being made only by means of a prospectus, including a prospectus supplement, forming a part of an effective registration statement. A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Genprex, Inc.

Genprex is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its proprietary, non-viral ONCOPREX® Nanoparticle Delivery System which encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is administered intravenously, where it is taken up by tumor cells that then express tumor suppressor proteins that were deficient in the tumor. The Company’s lead product candidate, REQORSA® (quaratusugene ozeplasmid), is being evaluated in three clinical trials as a treatment for non-small cell lung cancer (NSCLC) and small cell lung cancer (SCLC). Each of Genprex’s three lung cancer clinical programs have received a Fast Track Designation from the Food and Drug Administration. Genprex’s diabetes gene therapy approach is comprised of a novel infusion process that uses an adeno-associated virus (AAV) vector to deliver Pdx1 and MafA genes directly to the pancreas. In models of Type 1 diabetes, GPX-002 transforms alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system. In a similar approach, GPX-003 for Type 2 diabetes, where autoimmunity is not at play, is believed to rejuvenate and replenish exhausted beta cells.

For more information, please visit the Company's web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering,  the intended use of proceeds from the registered direct offering and other statement that are predictive in nature.  These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms.  These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2022, its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2023, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Genprex undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Genprex, Inc.

(877) 774-GNPX (4679)

GNPX Investor Relations

investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

media@genprex.com